press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457
release date	Immediate	contact	Ann Marie Luhr
	May 27, 2008		716-687-4225

MOOG INC. ANNOUNCES OFFERING OF SENIOR SUBORDINATED NOTES

EAST AURORA, NY, May 27, 2008, Moog Inc. (NYSE: MOG.A and MOG.B) announced today an offering of $150 million in aggregate principal amount of senior subordinated notes due 2018 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. Offers to persons outside the United States will be made pursuant to Regulation S under the Securities Act. Moog intends to use the net proceeds of the offering to repay indebtedness under its senior bank credit facility.

The notes have not been, and will not be, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the notes under the securities laws of that jurisdiction.

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog's high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, marine and medical equipment. Additional information about the company can be found at http://www.moog.com.